BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [x] Certificate of Designation
- [ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
- [ ] Certificate of Amendment to Designation - After Issuance of Class or Series
- [ ] Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Palayan Resources, Inc. Entity or Nevada Business Identification Number (NVID): NV20131447605
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Preferred -- See Attached
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	[ ] Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. [ ] Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Series B Preferred -- See Attached
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X James Jenkins Signature of Officer Date: 06/01/2020

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

**CERTIFICATE OF DESIGNATION
OF RIGHTS, PREFERENCES AND PRIVILEGES OF
CLASS B PREFERRED STOCK
OF
PALAYAN RESOURCES INC.**

Pursuant to Sections **NRS 78.1955** of the Nevada Statutes, Palayan Resources Inc., a corporation organized and existing under laws of the State of Nevada (the "Company"), does hereby submit the following:

WHEREAS, pursuant to the Company's Restated Articles of Incorporation, dated March 25, 2020, the Company has 500,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), and 100,000,000 shares of blank check preferred stock, par value $0.001 (the "Preferred Stock"), outstanding, and the Company's Board of Directors is authorized to issue and establish one or more class(es) of the Preferred Stock and to fix the designation, rights, preferences, powers, restrictions and limitations thereof;

WHEREAS, no class of the Preferred Stock has been designated, and no shares of Preferred Stock have heretofore been issued; and

WHEREAS, it is the desire of the Company, its Board of Directors, and a majority of its shareholders to establish and fix the number of shares to be included in a new class of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new class.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority conferred upon as of March 25, 2020, the Company's Board of Directors and an absolute majority of the Company's voting shareholders of record as of March 25, 2020 do hereby provide for the issuance of a class of Preferred Stock and to establish and fix and herein state and express, by this Certificate of Designation (the "Certificate of Designation"), the designation, rights, preferences, powers, restrictions and limitations of such class of Preferred Stock as follows:

1. **DESIGNATION AND AMOUNT.** There shall be a class of Preferred Stock that shall be designated as "Class B Convertible Preferred Stock" (the "Class B Preferred Stock") and the number of shares (the "Shares") constituting such class shall be 5,000,000 par value $0.001. The rights, preferences, powers, restrictions and limitations of the Class B Preferred Stock shall be as set forth herein.

2. **ISSUANCE OF SHARES.** Each Share of Class B Preferred Stock shall be issuable only to the holders of the Company's restricted common stock (the "Stock") who have returned their shares to treasury convertible into the Series B Preferred Stock, pursuant to a written election by such holder, at a conversion price of USD $0.001 per Share based on the original purchase price when issued to the holder thereof.

4. **RANK AND LIQUIDATION.**

(a) Rank. With respect to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all Shares of the Class B Preferred Stock shall rank senior to all Common Stock and Class B Preferred Stock, and junior ("Junior Securities") to Class A Preferred Stock.

(b) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Shares of Class B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value (as defined below), plus all unpaid accrued and accumulated dividends on all such Shares (whether or not declared). In the event that the funds are not sufficient to pay out the full Liquidation Value to all holders of Shares of Class B Preferred Stock, the Liquidation Value shall be paid to such holders pro rata based each holder's Liquidation Value relative to the Liquidation Value of all holders of Shares of Class B Preferred Stock.

(c) "Liquidation Value" means, with respect to a holder of Shares, the aggregate number of the holders Shares of Class B Preferred Stock.

5. **CONVERSION RIGHTS.**

(a) Elective Conversion. Each Share of Class B Preferred Stock shall be convertible at any time by the holder thereof into ten (10) share of Common Stock.

(b) Effect of Conversion. All Shares of Class B Preferred Stock converted as provided herein shall no longer be deemed issued and outstanding as of the effective time of the applicable conversion, and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

6. **VOTING RIGHTS.** Each Share of Class B Preferred Stock shall have the right to vote on any matter to be submitted for a vote to shareholders of the Company at 1 to 1.

7. **ADJUSTMENT.** In the event that the Company shall, at any time after the issuance of any Share of Class B Preferred Stock, (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide or effectuate any stock-split of the outstanding Common Stock or (c) combine or recapitalize the outstanding Common Stock into a different number of shares, then in each such case the Company shall simultaneously effect a proportional adjustment to the number of outstanding Shares of Class B Preferred Stock.

8. **CONSOLIDATION, MERGER, ETC.** In the event the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Shares of Class B Preferred Stock shall at the same time be similarly exchanged or changed into preferred stock of the surviving Company with the same rights and preferences as the Class B Preferred Stock.

9. **RESERVATION OF COMMON STOCK ISSUABLE UPON CONVERSION**. The Corporation shall at all times keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Convertible Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class B Convertible Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to satisfy to effect the conversion of all then-outstanding shares of the Class B Convertible Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

10. **WAIVER.** Any of the rights, powers, preferences and other terms of the Class B Preferred Stock set forth herein may be waived on behalf of a holder of Shares in its sole discretion.

11. **ASSIGNMENT.** Each holder of Shares of Class B Preferred Stock shall be entitled to transfer some or all of its Shares to one or more affiliated partnerships or funds managed by it or any of such holder's respective directors, officers or partners; provided, however, that any such transferee agrees in writing to be subject to the identical terms of any conversion and/or related agreements entered into by the holder thereof in connection with the issuance of the transferred Shares with the unanimous consent of the Board of Directors, which consent will not be unreasonably withheld.

12. **AMENDMENT.** No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Company and the holders of a majority of Shares of Class B Preferred Stock, and any such written amendment, modification or waiver will be binding upon the Company and each holder of Class B Preferred Stock; provided, that no such action shall change or waive (a) the definition of Liquidation Value, (b) the rate at which or the manner in which interest on the Class B Preferred Stock accrues or accumulates, (c) the Repurchase Price, or (d) this Section 12, without the prior written consent of holders of at least seventy-five (75%) of all outstanding Shares of Class B Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its Chief Executive Officer on March 25, 2020.

James Jenkins

James E Jenkins, Chief Executive Officer